Steel and Iron Products SaleContract of Shanxi Taigang Stainless Steel Co., Ltd.

Type of the Order: Y002	Order No.: 160408	Date of Execution Jul.28, 2009	Place of Execution: Tai Yuan	Date of Delivery:, 2009	Factory of Delivery: Hot Strip Rolling Factory(2250)

Seller
Name: Shanxi Taigang Stainless Steel Co., Ltd.
Address: #113 North Jiefang Road, Taiyuan
Zip Code: 030003 Fax: 0391-3130793 Tel.
Opening Bank: Industrial and Commercial Bank of China, Taiyuan Branch
Bank Account: 0502125109022
Tax I.D.: 140116701011888
Legal Representative or Authorized Representative of the Seller
Stamp
Purchaser
Name: Shanxi Guolian Pipe Industry Group Co., Ltd.
Address:
Zip Code: 030600
Fax:
Tel.: 0354-3966238
Opening Bank:
Bank Account:
Tax I.D.
Legal Representative or Authorized Representative of the Purchaser
Stamp

Other Contents
1. where the overage and shortage is +/- 3% of the total weight, …     ; where the increase or the decrease in the actual weight per piece exceeds the scope of overage and shortage, the quantity actually delivered shall prevail. The scales difference ≤3%.
2. The special requirements in technical conditions, if any, shall be specified in the Contract; and where the Seller handle the rail transportation for and on behalf of the Purchaser, the freight and miscellaneous charges shall be borne by the Purchaser.

3. In case of any inconsistence between the delivery and the Contract, the Purchaser shall launch the claim with the Seller within 10 days upon its receipt of the goods and shall keep the goods under the conditions existing at the time of delivery.
4. In case of any dispute, the parties shall raise the litigation with the local People’s court of the competent jurisdiction in the place where the Seller is located.
5. The Contract shall not be amended or rescinded unless agreed by the parties in writing through negotiations.

Remarks:	Terms of Payment: payment before the 10th day of the month; subject to the planned order.
Line No.	Name		Steel No.	Specifications	Ordered Quantity (Ton)	Standards	Tax-inclusive Price (RMB YUAN/Ton)
0010	Pipeline Steel Strip		X52	10,300 mm X1, 350,000 ,,	2100.000	Q/TX3406-2609	Market Price prevailing in Taiyuan at the time of delivery
	Receiver	Shanxi Guolian Pipe Industry Group Co., Ltd.		Special Line		Station of Destination	Self-pickup
Notes: packing code: ordinary; maximum weight: 30.0 TON, minimum weight: 20.0 TON; ex factory upper deviation in thickness: 0.000 mm; ex factory lower deviation in thickness: -0.500 mm; special requirements of the client on thickness: none

0020	Pipeline Steel Strip		X52	0.300 mm X1, 500.000 mm	2700.000	Q/TX3405-2008	Market Price prevailing in Taiyuan at the time of delivery

	Receiver	Shanxi Guolian Pipe Industry Group Co., Ltd.	Special Line	Station of Destination	Self-pickup
Notes: (/km)<=0.82, packing code: ordinary; maximum weight: 30.0 TON, minimum weight: 20.0 TON; ex factory upper deviation in thickness: 0.000 mm; ex factory lower deviation in thickness: -0.500 mm; special requirements of the client on thickness: yes

	Receiver		Special Line	Station of Destination

In Total			Total weight in order (ton)	Amount (RMB YUAN)
Notes: This Contract is a standard contract. The Purchaser is advised to carefully review the contract.

2009 Purchase and Sale Agreement on Hot Rolled Steel Strip (850mm Unit)

Party A: Delong Steel Co., Ltd.
Party B: Shanxi Guolian Pipe Industry Group Co., Ltd.

In consideration of the purchase and sales of hot rolled steel strips in 2009, Party A and Party B agree to conclude the Agreement as below through adequate negotiations and based on the principles of “mutual benefits, risks sharing, long-term cooperation and interests sharing”.
I.	Allocation of Resources
1.
Party B purchases the hot rolled steel strips in a total quantity of 6,000 tons from Party A from January 2009 to December 2009. Party B shall order the goods in equal quantity in each month. The agreed quantity per month is 5,000 tons. The parties allow a deviation of +/- 10% in the annual quantity and the quantity delivered in each month.

2.
Due to the equipment of Party A, the specifications of the hot rolled steel strips supplied by Party A shall be subject to the specifications which Party A may produce currently. The other specifications shall be subject to the separate agreement by the parties.

II.	Security Deposit and Price
1.
Party B shall pay the security deposit as per the agreed total quantity (subject to the attached details of security deposit). Upon the achievement of the agreement total quantity, Party A will refund the security deposit in the form of goods.

2.
Party B shall effect about 70% monthly payment before the 25th day of each month to confirm the production plan of next month. The parties shall determine such details as specifications, quantity and date of delivery through negotiations. Party B shall pay the remaining amount before the 5th day of next month.

3.
The price shall be subject to the sale price of Party A prevailing on the date of payment arrival. Upon the arrival of the payment, the price shall not be increased if the sale price of Party A is raised but shall be decreased if the sale price of Party A is decreased. In case of any significant fluctuation in the market, the parties shall settle the problems so arising based on the principles of  “mutual benefits and risks sharing”. The funds in excess of the amount for the agreed monthly quantity may be carried forward to the next month; provided that the price shall be subject to the then-current sale price of Party A.

4.
The preferential policies granted by Party A to the contractual clients shall apply to the hot rolled steel strips purchased by Party B within the agreed quantity based on the polices of Party A on hot rolled steel strips.

III.	Responsibilities and Obligations
1.
In case of any quality problem arising during the time when Party B uses the products of Party A, Party A shall arrive at the site of Party B in the possibly shortest time to confirm and settle the problems through negotiations.

2.	Party A is responsible and obligated to serve Party B for the whole process. Party A shall dispatch the business personnel on a regular basis to Party B to carry out the relevant marketing services.
3.
Party A and Party B shall frequently exchange the relevant information and communicate with each other based on the principles of “sharing market and information” so that Party A may better serve Party B.

IV.	Liabilities for Breaching the Agreement
1.
Party A agrees that one-month agreed quality may be waived for the benefits of Party B during the term of the Agreement taking full account of the overhaul of the equipment and the other pertinent factors of Party B. Where Party B fails to achieve the agreed quantity for two months (including the month when the agreed quantity may be waived), Party A will deduct 50% security deposit. Where Party B fails to achieve the agreed quantity for three months (including the month when the agreed quantity may be waived), Party A will deduct 100% security deposit, cancel the qualification of Party B under the Agreement and charge the fees originally exempted under the preferential policies.

2.
One-month agreed quantity may also be waived for the benefits of Party A. Where Party A fails to deliver the agreed quantity for two months (including the month when the agreed quantity may be waived), Party A shall indemnify Party B at 50% of the security deposit. Where Party A fails to deliver the agreed quantity for three months (including the month when the agreed quantity may be waived), Party A shall indemnify Party B at 100% of the security deposit.

V.	Miscellaneous
1.	The Agreement shall be performed in Xingtai, Hebei Province.

2.
Any and all the disputes arising out of or in connection with the Agreement shall be settled by Party A and Party B through negotiations. Where no agreement may be reached by the parties through such negotiations, the parties shall submit the disputes to the local arbitration institution in the place where Party A in located for arbitration.

3.	Matters not mentioned herein shall be settled by Party A and Party B through negotiations.
4.
The Agreement shall be made in two counterparts. Party A and Party B shall hold one counterpart respectively. The Agreement shall take effect after duly signed and stamped by Party A and Party B and shall remain in effect from January 1, 2009 to December 31, 2009. Party A and Party B shall separately negotiate with each other regarding the renewal of the Agreement upon the expiry of the valid term hereof.

For and on behalf of	For and on behalf of
Party A: Delong Steel Co., Ltd.	Party B: Shanxi Guolian Pipe Industry Group Co., Ltd.
Signed by:	Signed by

January 1, 2009	January 1, 2009

2010 Warehousing, Purchase and Sale Agreement on Medium-Width Steel Strips

Party A: Lingyuan Iron & Steel Co., Ltd.
Party B: Shanxi Guolian Spiral Tubulation Co., Ltd.

In consideration of the warehousing, purchase and sales of medium-width steel strips in 2010, Party A and Party B agree to conclude the Agreement as below through adequate negotiations and based on the principles of “mutual benefits, risks sharing, long-term cooperation and interests sharing”.
1. Quantity to be warehoused
1.1 Party B purchases the medium-width steel strips in a total quantity of 36,000 - 60,000 tons from Party A for the whole year. Party B shall order 3,000 - 5,000 tons in each month.
1.2 Party A guarantees that the stock to be warehoused by it for and on behalf of Party B will not be less than 3,000 tons.
1.3 The specifications of the goods available for ordering shall be subject to the common specifications of the products of Party A. The special specifications shall be subject to the separate agreement by the parties.
1.4 Party A shall timely send the medium-width steel strips to the designated warehouses based on the plan of resources submitted by Party B.

2. Performance and Price
2.1 For the purpose of guaranteeing the performance of the warehousing agreement, Party B shall pay the performance bond (in cash or by acceptance) in an amount of RMB 500/ton based on the total monthly quantity (or RMB 2,500,000 in total). The performance bond is interest free and Party A shall refund the same in the form of goods upon the achievement of the total annual quantity.
2.2 Party B shall submit the purchase plan of medium-width steel strips for the next month in writing and specify the place of warehousing (Yuci, Taiyuan or Xi’an) before the 25th day of each month.
2.3 Party A entrusts Shanxi 525 Warehousing and Transportation Co., Ltd., Taiyuan East (address pending) and Shaanxi Assets Warehousing and Transportation Corporation to respectively store, keep, load and unload and transport the medium-width steel strips of Lingyuan Iron & Steel Co., Ltd.. Party A shall deliver the medium-width steel strips to the designated warehouses in due time as required by Party B.

2.4 Upon the achievement of the quantity to be picked up in the month as agreed herein, the preferential sales policies of Lingyuan Iron & Steel Co., Ltd. shall apply to the goods so picked up. (i.e. the price shall be decreased by at least RMB 20/ton (including tax) based on the sale price of Party A and the preferential amount shall be reduced at the time of settlement in the month where Party A notifies Party B of its adjustment to the preferential extent based on the market conditions before the settlement of the month.)
2.5 Party A shall determine the actual settlement price based on the market conditions in the month and the steel strips meetings of East China Region and shall promulgate the actual settlement price, in principle, before the 28th day of each month.
2.6 The funds for the quantity in excessive of the agreed quantity of supply of the month may be carried forward to the next month; provided, however, that the price shall be subject to the price policies of Lingyuan Iron & Steel Co., Ltd. in the next month rather than being locked.
2.7 The transportation subsidy of RMB 30/ton shall apply and shall be paid by bank acceptance bill without discount.
2.8 Party B shall effect the payment to the local business personnel of Lingyuan Iron & Steel Co., Ltd. and shall pick up the goods based on the valid delivery voucher issued by Lingyuan Iron & Steel Co., Ltd.. The payment shall be settled directly with Lingyuan Iron & Steel Co., Ltd.. Party B shall pick up the goods in an equal quantity in each month. The warehousing fee and the transportation fee shall be borne by Party B. Party A shall collect the warehousing fee and settle the same with the warehouse owners.
2.9 Where Party B requires for increased quantity, Party B shall buy out the quantity of warehousing before Party A may send the goods.
2.10 Party B shall buy out the one-month quantity of warehousing in due time if the quantity is within the agreed quantity. Party B shall be deemed to have breached the Agreement if it fails to buy out the stocks in the warehouses, which are within the agreed quantity, upon the expiry of the term of warehousing.

3. Responsibilities and Obligations
Party A and Party B shall confirm the plan of next month on the 25th day of each month (the planned quantity is 3,000 – 5,000 tons) and Party B shall guarantee the achievement of the monthly quantity of purchase upon its payment of the security deposit; provided however, that the following rules shall prevail upon the full consideration of the overhaul of the equipment and the other relevant factors of Party B:

3.1 Where Party B fails to achieve the agreed quantity in the first month, Party B will be relieved from its liabilities.
3.2 Where Party B fails to achieve the agreed quantity in the second month, a certain amount shall be deducted from the security deposit at RMB 10/ton based on the quantity not achieved in the month. i.e. amount to be deducted from the security quantity X RMB 10/ton.
3.3 Where Party B fails to achieve the agreed quantity in the third month, Party A will implement the policies for the non-contractual clients when settling the payments for the goods sent in the month and shall deduct the security deposit at RMB20/ton based on the agreed quantity of the month.
3.4 Where Party B fails to achieve the agreed quantity in the fourth month, Party A will implement the policies for the non-contractual clients when settling the payments for the goods sent in the month, deduct all the security deposit for the agreed quantity of the whole year, terminate the Agreement and require Party B to return all the amounts which have been exempted under the relevant preferential policies.
3.5 Where Party B fails to achieve the agreed quantity by the reasons attributable to Party A, Party B will be relieved from its liabilities.
3.6 In case of the goods of special specifications, which may be delayed in arrear in another month, the parties shall be deemed to have duly performed the Contract.
4. Miscellaneous
4.1	The Agreement shall be performed in Lingyuan, Liaoning Province.
4.2 Matters not mentioned herein shall be settled by Party A and Party B through negotiations. Where no agreement may be reached by the parties through such negotiations, the parties shall submit the matters to the Chaoyang arbitration commission in located for arbitration.
4.2
The Agreement shall be made in two counterparts. Party A and Party B shall hold one counterpart respectively. The Agreement shall take effect on and from April 1, 2010 after duly signed and stamped by Party A and Party B and the security deposit duly arrives at the account and shall end on March 31, 2011. Where either party intends to change the Agreement, it shall notify the other party one month in advance. The Agreement may not be changed unless and until otherwise agreed by the parties through negotiations.

For and on behalf of	For and on behalf of
Party A: Lingyuan Iron & Steel Co., Ltd.	Party B: Shanxi Guolian Spiral Tubulation Co., Ltd.
Signed by:	Signed by:
March 31, 2010	March 31, 2010

Purchase and Sale Contract
Contract No.: BGGL2009004
Place of Execution: Dalian
Date of Execution: September 17, 2009
Seller: Dalian Binggong Trade Co., Ltd.
Purchaser: Shanxi Guolian Pipe Industry Group Co., Ltd.
I. Name, Trademark, Model, Manufacturer, Quantity, Amount, Date of Supply and Quantity of Supply
Name	Trademark	Specifications and Model	Manufacturer	Unit	Quantity (ton)	Unit Price (RMB YUAN)	Total Amount (RMB YUAN)	Date and Quantity of Delivery and Pickup
Hot Rolled Medium-Width Strip	Q235B	(5.5-11.6) * (520-750)	Lingang	Ton	5827.105	___________ Tax-inclusive ex warehouse price	_____	Subject to the Agreement (No.: BGGL09001)
Total Amount (in capital): ____________(subject to the actual settlement amount)
II. Quality Standards: with reference to GB3274-88/GB700-88/GB709-88				III, Place of Delivery: to be transported by rail to the station of Yuci, Shanxi Province and the warehouse owned by Shanxi 525 Warehousing and Transportation Co., Ltd..
IV. Method of Transportation and Fees: Rail Transportation				V. Reasonable Loss and Method of Measurement: subject to the weight list of Lingang with the reasonable deviation of 0.3% in weight.
VI. Packing Standards: subject to the ex factory packing provided by Lingang.				VII. Standards and Methods of Inspection and Acceptance: with reference to Article 2 of the Contract.

VIII. Method and Period of Payment: The Purchaser shall pay the performance bond at 30% of the total amount in advance and effect all the payment of the goods before March 15, 2010 subject to the provisions on the practice and the period stipulated in the agreement between the parties (No.: BGGL09001).

IX. Liabilities for Breaching the Contract: subject to the agreement between the parties (No.: BGGL09001).
X. Execution and Performance of the Contract: The Contract shall become legally binding and the parties shall strictly perform the Contract on and from the date when the Contract is duly executed. The Contract shall be made in four counterparts. Each party shall hold two counterparts.

XI. Disputes Settlement: Any and all the disputes arising out of the performance of the Contract shall be settled by the parties through friendly negotiations. Where no agreement may be reached through such negotiations, the parties may launch litigation with the local People’s court in the place where the Seller is located.

XII. The Contract shall take effect after the parties duly sign and stamp the Contract.
Seller	Purchaser
Name (Stamp): Dalian Binggong Trade Co., Ltd.
Address: #158 Youhao Road, Zhongshan District, Dalian
Legal Representative:
Authorized Representative: Wang Zhe
Tel.: 0411-82520161
Telex and Registered Mail:
Opening Bank: Industrial and Commercial Bank, Dalian Zhongshan Square Sub-Branch
Account No.: 3400200129006435850
Zip Code: 116001

Name (Stamp): Shanxi Guolian Pipe Industry Group Co., Ltd.
Address: No. 1 Road, Yuci Industrial Park, Jinzhong
Legal Representative: Liu Xudong
Authorized Representative: Li Dehong
Tel.: 0354-3966170
Telex and Registered Mail:
Opening Bank: Agricultural Bank, Jinzhong Branch, Daobei Sub-branch
Account No.: 3800001040009399
Zip Code: 030600

In 4 counterparts                                                       Valid Term: September 17, 2009 to March 16, 2010

Steel and Iron Products Sale Contract of Qian’an Steel Co., Ltd.

Order No.: 231792  Valid Term of the Order: 2009-06-17 – 2009-07-05

The Contract is the sales contract between the Seller and the Purchaser regarding the sales of the steel products by the Seller to the Purchaser. The parties agree as below based on the principles of friendly and equal negotiations.
I.	Subject Matter, Quantity, Price, Technical Standards, Conditions of Transportation and the other relevant matters are specified in the attachment.
II.
The price of the subject matter is the listing price of the Seller less the discount of the batch corresponding to the quantity so ordered. The actual settlement price is subject to the policies promulgated by the Seller on the sales price in the month.

III.	Place of Performance: the place where the Seller is located. The place of delivery (pickup) is the place where the factory of the Seller is located.
IV.
Inspection and Acceptance upon Delivery: The Purchaser (or the person designated by it to pick up the goods) shall inspect the quantity based on the delivery list provided by the Seller upon its receipt of the steel products and the other products delivered by the Seller. In case of any difference between the quantity determined upon the inspection and the quantity so delivered exceeding 0.3%, the Purchaser shall keep the goods under the original conditions and raise the objection with the Seller within ten days. The parties shall settle such objections through negotiations.

V.	Amendment: The parties may not amend the Contract unless and until the parties so agree through negotiations.
VI.
The station of destination specified herein shall not be changed without the consent from the Seller. In case of any difference between the original price and the sales price adopted by the Seller in the region due to the change to the station of destination by the Purchaser without consent, the Seller has the right to settle the payment based on the price prevailing in the region where the actual station of destination is located.

VII.	Conditions of Effectiveness: The Contract shall take effect after the parties sign and stamp the Contract with the contract chop.
VIII.	Neither party may transfer the Contract without the consent from the other party.

IX.	Matters not mentioned herein shall be settled according to the Contract Law.
X.	In case of any dispute between the parties under the Contract, the parties shall launch the litigations with the local People’s court in the place where the Seller is located.
XI.	The transaction hereunder is expected to use RMB ______ and require for 4574.000 tons in total.
XII.	The receiver (or the person to pick up the goods): Shanxi Guolian Pipe Industry Group Co., Ltd.
XIII.	Method of Transportation: rail transportation
 Station of Designation: Yuci
 Special Line: Shanxi 525 Warehousing and Transportation Co., Ltd..
 Expected freight: RMB ___/ton
 Settlement method of Freight: to be collected and paid by the Seller for and on behalf of the Purchaser.

 Seller: Qian’an Steel Co., Ltd.
 Address: Binhe Village, Yang Dian Zi Township, Qian’an, Tangshan
 Zip Code: 064404      Tel., No.: 0315-7703063
 Opening Bank: Huaxia Bank, Shijingshan Sub-branch  Account No.: 801111960
 Legal Representative or Authorized Representative

 Purchaser：Shanxi Guolian Pipe Industry Group Co., Ltd.
 Address: Yuci Industrial Park, Jinzhong
 Zip Code: 030600 Tel. No.: 0654-3966200  Fax: 0354-3967668
 Tax ID: CN1412401748578718
 Opening Bank: Agricultural Bank, Jinzhong Branch, Daobei Sub-branch Account No.: 380001040009399
 Legal Representative or Authorized Representative

 Remarks:
 Date of Execution: June 17, 2009      Place of Execution: Shijingshan Beijing

Order No.: 231792        Unit of Specifications: mm           Unit of Quantity: ton Unit of Price: RMB YUAN/ton

Item	Brand Name	Brand	Specifications	Quantity	Tax-exclusive price	Standards
10	Hot rolled steel strip	L360NB	L*1250*7.10	1034.000		GB/T 14164-2005
Notes: 23.00 t 21.00 t 0.00 mm -0.30 mm
Item	Brand Name	Brand	Specifications	Quantity	Tax-exclusive price	Standards
20	Hot rolled steel strip	L360NB	L*1680*7.10	870.000		GB/T 14164-2005
Notes: 30.00 t 28.00 t 0.00 mm -0.30 mm
Item	Brand Name	Brand	Specifications	Quantity	Tax-exclusive price	Standards
30	Hot rolled steel strip	L360NB	L*1680*9.90	1050.000		GB/T 14164-2005
Notes: 30.00 t 28.00 t 0.00 mm -0.30 mm
Item	Brand Name	Brand	Specifications	Quantity	Tax-exclusive price	Standards
40	Hot rolled steel strip	L360NB (X52)	L*1500*9.00	520.000		GB/T 14164-2005
Notes: 30.00 t 28.00 t 0.00 mm -0.30 mm
Item	Brand Name	Brand	Specifications	Quantity	Tax-exclusive price	Standards
50	Hot rolled steel strip	L415	L*1250*11.90	1100.000		GB/T 14164-2005
Notes: 23.00 t 21.00 t 0.00 mm -0.30 mm